Exhibit 99.1

Black Mountain Acquisition Corp. Announces Pricing Upsized $240,000,000 Initial Public Offering

FORT WORTH— October 14, 2021 — Black Mountain Acquisition Corp. (the “Company”) announced today the pricing of its upsized initial public offering (the “IPO”) of 24,000,000 units at a price of $10.00 per unit. The units will be listed on the New York Stock Exchange (the “NYSE”) and trade under the ticker symbol “BMAC.U” beginning on October 14, 2021. Each unit consists of one share of the Company’s Class A common stock and three quarters of one redeemable warrant, with each whole warrant entitling the holder thereof to purchase one share of the Company’s Class A common stock at an exercise price of $11.50 per share. Once the securities comprising the units begin separate trading, the shares of Class A common stock and warrants are expected to be listed on the NYSE under the symbols “BMAC” and “BMAC WS,” respectively. The offering is expected to close on October 18, 2021, subject to customary closing conditions.

EarlyBirdCapital, Inc. and Stephens Inc. are acting as book-running managers and representatives of the underwriters. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,600,000 units at the IPO price.

The public offering will only be made by means of a prospectus. Copies of the preliminary prospectus relating to the offering and final prospectus, when available, may be obtained from EarlyBirdCapital, Inc., Attention: Syndicate Department, 366 Madison Avenue, 8th Floor, New York, NY 10017, or by telephone at (212) 661-0200, or Stephens Inc., Attention: Prospectus Department, 111 Center Street, Little Rock, AR 72201, by telephone 1 (800) 643-9691 or by email at prospectus@stephens.com.

A registration statement relating to these securities has been declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on October 13, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Black Mountain Acquisition Corp.

Black Mountain Acquisition Corp. is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company intends to focus its search for a target business on opportunities and companies in the energy industry in North America.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the IPO. No assurance can be given that the offering discussed above will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts:

Jacob Smith

Email: press@blackmtn.com